Exhibit 99.1

FOR IMMEDIATE RELEASE
September 1, 2016

Media Contact: Laura ZuHone	Investor Contact: Aaron Holt
VP, Director of Marketing	AVP, Shareholder Relations
217-258-0675	217-258-0463
lzuhone@firstmid.com	aholt@firstmid.com

Media Contact: P. David Kuhl	Investor Contact: Dee McDonald
President and CEO	EVP, Chief Financial Officer
618-656-6122	618-656-6122
dkuhl@fclb.com	dmcdonald@fclb.com

First Mid-Illinois Bancshares and First Clover Leaf Financial Corp. Announce Stockholder
Approval for Merger

MATTOON, Ill., September 1, 2016 - First Mid-Illinois Bancshares, Inc. (Nasdaq: FMBH) (“First Mid” or the “Company”) and First Clover Leaf Financial Corp. (Nasdaq: FCLF) (“First Clover Leaf”) announced that on August 31, 2016 each company’s stockholders voted in favor of the merger between the two companies. Approximately 99.2% of the votes cast by each of the First Mid stockholders and the First Clover Leaf stockholders voted in favor of their respective merger proposal.

As previously announced, under the terms of the merger agreement between First Mid and First Clover Leaf, at the closing of the merger, each issued and outstanding share of First Clover Leaf common stock will be converted into and become the right to receive, at the election of each stockholder and subject to certain adjustments, either (a) $12.87 or (b) 0.495 shares of validly issued, fully paid and nonassessable shares of First Mid common stock, par value $4.00 per share, together with cash in lieu of fractional shares. Stockholders who failed to make an election by the Election Deadline of 5:00 p.m. central time on August 31, 2016 are deemed to have made an election to receive stock consideration. Overall elections are subject to a proration so that no more than 75% of the First Clover Leaf shares will be exchanged for First Mid stock and no more than 25% of the First Clover Leaf shares will be exchanged for cash.

First Mid and First Clover Leaf have received all necessary regulatory approvals to complete the merger and expect the transaction to close on September 8, 2016.

About First Mid-Illinois Bancshares, Inc.: First Mid-Illinois Bancshares, Inc. is the parent company of First Mid-Illinois Bank & Trust, N.A. (“First Mid Bank”), Mid-Illinois Data Services, Inc., and First Mid Insurance Group. First Mid’s mission is to fulfill the financial needs of its communities with exceptional personal service, professionalism and integrity, and deliver meaningful value and results for customers and stockholders. First Mid is recognized as a top-performing community bank, having earned a five-star Bauer Financial rating, named among top 100 community banks by S&P Global Market Intelligence, as well as being named Small Business Administration (SBA) 2015 Community Bank of the Year by the Illinois District Office.

First Mid was first chartered in 1865 and has since grown into a more than $2.1 billion community-focused organization that provides financial services through a network of 46 banking centers in 33 Illinois communities. First Mid’s talented team is comprised of over 500 men and women who take great pride in First Mid, their work and their ability to serve its customers. More information about First Mid is available on its website at www.firstmid.com. First Mid’s stock is traded in The NASDAQ Stock Market LLC under the ticker symbol “FMBH”.

About First Clover Leaf Financial Corp.: First Clover Leaf Financial Corp. is the bank holding company for First Clover Leaf Bank, National Association. First Clover Leaf Bank is headquartered in Edwardsville, Illinois, and devotes special attention to personal service and offers a full line of retail and commercial products. First Clover Leaf Bank is a strong advocate for community banking, serving the Madison and St. Clair County market and surrounding communities.

First Clover Leaf Bank was first chartered in 1889 and has grown to more than $665 million as of June 30, 2016, operating six branch locations in Madison and St. Clair Counties in Illinois, along with one branch location in Clayton, Missouri. More information about First Clover Leaf is available on its website at www.firstcloverleafbank.com. First Clover Leaf’s stock is traded on the NASDAQ Capital Market and is traded under the ticker symbol “FCLF”.

Safe Harbor

This document may contain certain forward-looking statements, such as discussions of the Company’s and First Clover Leaf’s pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. The Company and First Clover Leaf intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company and First Clover Leaf, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things, the possibility that any of the anticipated benefits of the proposed transactions between the Company and First Clover Leaf will not be realized or will not be realized within the expected time period; the risk that integration of the operations of First Clover Leaf with the Company will be materially delayed or will be more costly or difficult than expected; the failure to satisfy the conditions to completion of the proposed transactions; the failure of the proposed transactions to close for any other reason; the effect of the announcement of the transaction on customer relationships and operating results; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; changes in interest rates; general economic conditions and those in the market areas of the Company and First Clover Leaf; legislative/regulatory changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the Company’s and First Clover Leaf’s loan or investment portfolios and the valuation of those investment portfolios; success in raising capital by the Company; demand for loan products; deposit flows; competition, demand for financial services in the market areas of the Company and First Clover Leaf; and accounting principles, policies and guidelines. Additional information concerning the Company and First Clover Leaf, including additional factors and risks that could materially affect the Company’s and First Clover Leaf’s financial results, are included in the Company’s and First Clover Leaf’s filings with the Securities and Exchange Commission, including their Annual Reports on Form 10-K. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.